CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to (a) the incorporation by reference into the Registration Statement of Form 10 of Northstar Healthcare Inc. (the “Company”) to be filed on January 27, 2015 (the “Registration Statement”) of our report, and all references thereto, dated January 27, 2015, with respect to the consolidated balance sheets, statements of operations, comprehensive income, changes in equity, and cash flows of the Company for the years ended December 31, 2013 and 2012, which appears in Item 13 to the Company’s Form 10 filed with the United States Securities and Exchange Commission on January 27, 2015 and (b) all reference to our firm, in the form and context in which such references appear, in the Registration Statement.

Houston, Texas

January 27, 2015